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                                                                    EXHIBIT 99.1


SIMULATIONS PLUS
Integrating Science and Software

For Further Information:
SIMULATIONS PLUS, INC.
1220 W. Avenue J
Lancaster, CA 93534-2902
661.723.7723
www.simulations-plus.com

CONTACT:
Investor Relations
------------------
Kevin McGrath
Cameron Associates
212.245.4577 (direct)
Kevin@cameronassoc.com

For Immediate Release:

November 4, 2005

             SIMULATIONS PLUS ACQUIRES ALL ASSETS OF BIOREASON, INC.

         ADDITIONAL PRODUCT AND SALES MOMENTUM COMPLEMENT PREVIOUS SAGE
                             INFORMATICS ACQUISITION

         LANCASTER, CA, NOVEMBER 4, 2005 -- Simulations Plus, Inc. (AMEX: SLP) today announced that it has acquired all assets of Bioreason, Inc. (www.bioreason.com) of Santa Fe, New Mexico, a chemistry software company providing research tools to the pharmaceutical and biotechnology industries, in an all-cash transaction for approximately $788,000.

         Walt Woltosz, chairman and chief executive officer of Simulations Plus said, "Through this transaction, we have acquired all assets of Bioreason - software, source code, two patents, trademarks, marketing and sales information, as well as all fixed assets. This purchase completes the second phase of an acquisition strategy we began in September with our purchase of the assets of Sage Informatics, LLC including its ChemTK(TM) software. The capabilities of Bioreason's flagship software, ClassPharmer(TM) and those of ChemTK complement one another in pharmaceutical research, and we will integrate them into a single product. The addition of Dr. David Miller, formerly of Sage Informatics, to our Life Sciences Department provided us with an extremely high level of expertise and software development talent for this area of chemical research. ClassPharmer is currently licensed to over 30 companies in the U.S., Europe, and Japan. Product loyalty among ClassPharmer users has been demonstrated by the very high renewal rate for their annual licenses."

         Momoko Beran, chief financial officer of Simulations Plus added, "Bioreason was founded in 1999. During the interim, the company invested over $9 million in the development of chemistry tools for pharmaceutical research. ClassPharmer generated gross revenues of over $740,000 over the past 12 months. The assets we have acquired include nearly $400,000 in accounts receivable from multi-year licenses, with some of these due as early as this month. Most companies license on an annual basis, and if all licenses that will expire during this fiscal year are renewed, revenues from such licenses would be over $500,000."

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         Ron Creeley, vice president of marketing and sales, commented, "This is a truly exciting expansion of our pharmaceutical research software business. Our due diligence contacts with current ClassPharmer customers resulted in 100% enthusiastic feedback. Pharmaceutical scientists are finding its capabilities to be invaluable in early discovery research. In addition, the purchase is providing us access to new customer companies that are also strong prospective buyers for our existing software lines."

         David Miller, Ph.D., senior scientist and former president of Sage Informatics LLC, added, "One of the reasons I decided to sell Sage Informatics and join Simulations Plus was the tremendous potential of merging ClassPharmer with the ChemTK technologies developed at Sage. As a former Bioreason employee involved in the initial design and development of ClassPharmer, I have extensive experience with that product and its features, particularly its world-class proprietary and patented algorithms for classifying chemical data. The one major drawback of ClassPharmer has been its slow execution speed, which resulted from the original choice of programming languages used to implement it. Because ChemTK has a number of features in common with ClassPharmer, but has the advantage of being at least ten times faster in typical analyses, there is great potential for integrating these two products. By combining the speed and flexibility of ChemTK with the advanced algorithms and features of ClassPharmer, Simulations Plus will be able to offer chemists a much more powerful research tool."


ABOUT SIMULATIONS PLUS, INC.

Simulations Plus, Inc., is a premier developer of groundbreaking drug discovery and development simulation software, which is licensed to and used in the conduct of drug research by major pharmaceutical and biotechnology companies worldwide. The Company has two other businesses, Words+, Inc. and FutureLab(TM), which are based on its proprietary software technologies. Words+ has been in business since 1981, and is known for developing the augmentative communication device used by world-famous theoretical astrophysicist Sir Stephen Hawking, Lucasian Professor of Mathematics at the University of Cambridge in England. Simulations Plus, Inc., is headquartered in Southern California and trades on the American Stock Exchange under the symbol "SLP." For more information, visit our Web site at www.simulations-plus.com.


SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
- With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of the Company could differ significantly from those statements. Factors that could cause or contribute to such differences include, but are not limited to: the ability of the Company to market and support the ClassPharmer/ChemTK series of software products, the general economics of the pharmaceutical industry, the ability of the Company to attract and retain sufficient technical staff to sustain its R&D, sales, and customer support functions, and a sustainable market. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports as filed with the Securities and Exchange Commission.

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